EXHIBIT 99.1

Contact:	John P. Saldarelli Vice President, Chief Financial Officer, Secretary and Treasurer (914) 242-7700

FOR IMMEDIATE RELEASE

AMERICAN PROPERTY INVESTORS, INC. NAMES JON F. WEBER
PRESIDENT

     Mount Kisco, New York, April 28, 2005 — American Real Estate Partners, L.P. (NYSE:ACP) (“AREP”) announced today that Jon F. Weber has been appointed President of American Property Investors, Inc. (“API”), the general partner of AREP. Mr. Weber, who replaces Keith Meister as President of API, will assume day-to-day responsibility for AREP’s New York-based corporate operations. Mr. Meister, who will continue to serve as API’s Chief Executive Officer, stated, “Jon Weber will bring a wealth of hands-on operational management and leadership expertise to help enable AREP to fulfill its potential. We are delighted to have Jon on board.”

     From April 2003 through April 2005, Mr. Weber served as Head of Portfolio Company Operations and Chief Financial Officer at Icahn Associates Corp., an entity controlled by Carl C. Icahn, who controls API and, through affiliates, owns approximately 86.5% of AREP’s depositary units. Since May 2003, Mr. Weber has been a Director of Viskase Companies, Inc. and was the Chief Executive Officer of Viskase Companies, Inc. from May 2003 to October 2004. Since January 2004, he has served as director of Philip Services Corporation, a metal recycling and industrial services company affiliated with Mr. Icahn, and he was the Chief Executive Officer of Philip Services Corporation from January 2004 through April 2005. Mr. Weber served as Chief Financial Officer of venture-backed companies QuantumShift Inc. and Alchemedia Ltd. from October 2001 to July 2002 and November 2000 to October 2001, respectively. From May 1998 to November 2000, Mr. Weber served as Managing Director — Investment Banking for JP Morgan Chase and its predecessor, Chase Manhattan Bank, in São Paulo, Brazil. Previously, Mr. Weber was an investment banker at Morgan Stanley and Salomon Brothers. Mr. Weber began his career as a corporate lawyer following his graduation from Harvard Law School cum laude in 1985. He also holds an MBA and Bachelor’s degrees magna cum laude from Babson College.

     American Real Estate Partners, L.P., a Delaware master limited partnership, is a diversified holding company engaged in a variety of businesses including real estate, gaming and entertainment, and oil and gas. AREP’s real estate businesses include our rental real estate operations which consist primarily of retail, office and industrial properties leased to single-corporate tenants and its residential home development operations which focus primarily on the construction and sale of single-family homes, custom-built homes, multi-family homes and residential lots in subdivisions and in planned communities. AREP’s primary gaming and entertainment assets consist of its ownership of Stratosphere Hotel Casino & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas. AREP’s oil and gas operations currently consist of National Onshore LP and a 50.01% interest in National Energy Group, Inc. AREP’s primary business strategy is to continue to grow its core businesses. In addition, AREP seeks to acquire undervalued assets and companies that are distressed or in out of favor industries. To learn more about AREP, please visit www.areplp.com.

     This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, competition for investment properties, risks related to our oil and gas operations, including costs of drilling, completing and operating wells and the effects of regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2004 Form 10-K, Form 10-Qs and Form 8-Ks. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.